Exhibit 99.1

XOMA Receives NASDAQ Determination Letter

Berkeley, CA, November 19, 2009 – XOMA Ltd. (NASDAQ: XOMA), a leader in the discovery and development of therapeutic antibodies, announced that it received a letter from the staff of The NASDAQ Stock Market LLC on November 13, 2009 indicating that the NASDAQ staff has concluded that XOMA’s previously-announced common share financing completed on September 30, 2009 did not comply with NASDAQ’s Listing Rule 5635(d)(2).  Listing Rule 5635(d)(2) requires that a company obtain shareholder approval for the issuance of common shares or securities exercisable for common shares equal to 20% or more of the common shares outstanding before the issuance for less than the greater of book or market value of the shares.  Receipt of this letter has no effect on the current listing status of the common shares.

XOMA management is working with the NASDAQ staff and the investor to address the NASDAQ staff’s concerns and take any required corrective action.  In the event the company is unable to do so, the NASDAQ staff could issue a letter of reprimand or a determination to initiate a process to de-list the common shares.  At that point, XOMA would have the opportunity for a hearing to review these issues before a NASDAQ Listing Qualifications Panel.  The common shares would continue to be listed pending resolution of the hearing process.

About XOMA

XOMA discovers, develops and manufactures novel antibody therapeutics for its own proprietary pipeline as well as through license and collaborative agreements with pharmaceutical and biotechnology companies, and under its contracts with the U.S. government. The company's proprietary product pipeline includes: XOMA 052, an antibody to interleukin-1 beta in Phase 2 clinical development for Type 2 diabetes and cardiovascular disease, XOMA 3AB, an antibody candidate in pre-IND studies to neutralize the botulinum toxin, and a preclinical pipeline with candidates in development for inflammatory, autoimmune and oncologic diseases.

Forward-Looking Statements

Certain statements contained herein concerning listing on NASDAQ, product development or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.  These risks, including those related to inability to comply with NASDAQ’s continued listing requirements; the declining and generally unstable nature of current economic conditions; the results of discovery and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative relationships; the ability of collaborators and other partners to meet their obligations; XOMA's ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demands for products; scale-up and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA's financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects.

SOURCE: XOMA Ltd.
Company and Investor Contact:
Carol DeGuzman
510-204-7270
deguzman@xoma.com

Porter Novelli Life Sciences
Media Contact:
Carolyn Hawley
619-849-5375
chawley@pnlifesciences.com